Exhibit 7

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF SERIES A JUNIOR PREFERRED STOCK

EURONET WORLDWIDE, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

The undersigned, the Executive Vice President & General Counsel of Euronet Worldwide, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Corporation’s Certificate of Incorporation, as amended, (the “Certificate of Incorporation”), the Board of Directors on March 20, 2003, adopted the following resolution creating a series of preferred stock designated as Series A Junior Preferred Stock, which shall be issued only in connection with the Corporation’s Rights Agreement between the Corporation and EquiServe Trust Company, N.A., dated as of March 21, 2003, as may hereafter be amended from time to time (the “Rights Agreement”):

RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Certificate of Incorporation, the Board hereby authorizes and establishes a new series of the Company’s capital stock, Series A Junior Preferred Stock, with a par value of $0.02 per share, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as set forth in the Certificate of Designations, Preferences and Rights, which preferred stock shall be established and issued out of the Company’s authorized but unissued and available preferred stock as set forth in the Certificate of Incorporation;

The designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1.  Designation and Amount.    The shares of such series of the Corporation’s preferred stock shall be designated as “Series A Junior Preferred Stock” (the “Junior Preferred Stock”), having a par value per share equal to $.02, and the number of shares constituting such series of Junior Preferred Stock shall be 300,000 shares, which amount of shares shall be reserved and issued only in connection with the Rights Agreement. Such number may be increased or decreased by the Board of Directors.

Section 2.  Dividends and Distributions.    The shares of Junior Preferred Stock are entitled to an equal and ratable right to receive dividends, when, as and if, declared by the Board of Directors out of funds legally available therefor and only after payment of, or provision for, full dividends on all outstanding shares of any senior series of preferred stock and after the Corporation has made provision for any required sinking or purchase funds for any series of preferred stock, on a pari passu basis with dividend rights of the Corporation’s common stock, $.02 par value (the “Common Stock”), provided, that for purposes of dividend distributions hereunder, each one one-thousandth (1/1,000) of a share of Junior Preferred Stock shall be the equivalent of one share of Common Stock.

Section 3.    Voting Rights.    Subject to the provision for adjustment hereinafter set forth, each one one-thousandth (1/1,000) of a share of Junior Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the stockholders of the Corporation, voting together with holders of shares of Common Stock as one class on all such matters. Holders of shares of Junior Preferred Stock shall not have the right to cumulate their votes in the election of the Corporation’s directors, and will have the voting rights and limitations applicable to holders of shares of Common Stock as set forth in the Certificate of Incorporation.

Section 4.    Reacquired Shares.    Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, as set forth in the Certificate of Incorporation, subject to the conditions and restrictions on issuance set forth herein.

Section 5.    Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), the Junior Preferred Stock shall be entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of (i) all debts and liabilities of the Corporation, and (ii) the preferential rights of any series of preferred stock then outstanding, and before any such Liquidation Event distributions in respect of Common Stock, provided, that for purposes of Liquidation Event distributions hereunder, each one one-thousandth (1/1,000) of a share of Junior Preferred Stock shall be the equivalent of one (1) share of Common Stock.

Section 6.    Consolidation, Merger.    A consolidation, share exchange, combination or merger of the Corporation with or into any other entity or entities, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation, or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50 percent (50%) of the outstanding voting power of the Corporation is transferred to one or more entities not previously affiliated with the Corporation (each a “Business Combination”), shall entitle the holder of each share of Junior Preferred Stock to receive the shares of stock, securities, cash, assets (or any combination thereof) or other consideration as may be issued or payable to the holders of each share of Common Stock pursuant to the terms of any Business Combination on an equal and ratable basis with the Common Stock, provided, that for purposes of this Section 6, each one one-thousandth (1/1,000) of a share of Junior Preferred Stock shall be the equivalent of one (1) share of Common Stock.

Section 7.  Rank.    Unless provided otherwise in documents creating a series of preferred stock of the Corporation after the date hereof, the Junior Preferred Stock shall rank junior to any other series of the Corporation’s preferred stock hereafter created that include rights preferential to the terms of the Junior Preferred Stock as set forth herein, and except with respect to distribution of the Corporation’s assets upon a Liquidation Event as set forth in Section 5 hereof, the Junior Preferred Stock shall otherwise rank pari passu with the Common Stock in all respects including dividend rights and voting rights. Nothing herein shall preclude the Board of Directors from creating or authorizing any class or Series of preferred stock ranking on parity with, senior to or junior to the Junior Preferred Stock as to payment of dividends, distribution of assets or otherwise.

Section 8.  No Redemption Rights.    The Junior Preferred Stock shall not be subject to redemption or similar repurchase rights, either in favor of the Corporation or holders of shares of the Junior Preferred Stock.

Section 9.  No Conversion Rights.    The Junior Preferred Stock shall not be subject to conversion into other securities of the Corporation or any other conversion rights, either by the Corporation or holders of shares of the Junior Preferred Stock.

Section 10.  No Preemptive Rights.    The Junior Preferred Stock shall not be subject to any preemptive rights.

Section 11.   Fractional Shares.    Junior Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holders’ fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Junior Preferred Stock.

Section 12.   Adjustment; Subdivision;    Combination. In the event that the Corporation shall at any time after the Record Date effect a subdivision or combination or consolidation of the outstanding shares of Junior Preferred Stock (by stock split, reclassification or otherwise) into a greater or lesser number of shares of Junior Preferred Stock, then and in each such event, the aggregate amount to which the holder of each share of Junior Preferred Stock was entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Junior Preferred Stock outstanding immediately after such event, and the denominator of which is the number of shares of Junior Preferred Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time after the Record Date (i) declare any dividend on Common Stock payable in shares of Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by stock split, reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the rights to which each one thousandth (1/1,000) of a share of Junior Preferred Stock was entitled prior to such event in Sections 2, 3, 5 and 6 hereof shall be adjusted as applicable by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Designations, Preferences and Rights of Series A Junior Preferred Stock has been executed on behalf of Euronet Worldwide, Inc. as of the 20th day of March, 2003.

EURONET WORLDWIDE, INC.

By:	/s/ JEFFREY B. NEWMAN
Name:	Jeffrey B. Newman
Title:	Executive Vice President & General Counsel